UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): August 21, 2008

Preformed Line Products Company
 (Exact name of registrant as specified in its charter)

Ohio	0-31164	34-0676895
(State or other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

660 Beta Drive Mayfield Village, Ohio	44143
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s telephone number, including area code: (440) 461-5200

(Former name or former address if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers

On August 21, 2008, Preformed Line Products Company’s Board of Directors, including all members of the Board’s Compensation Committee, approved the following grants of restricted stock pursuant to the Preformed Line Products Company Long Term Incentive Plan of 2008 (the “Plan”), which had been previously approved by the Company’s shareholders on April 28, 2008: Robert G. Ruhlman — 22,268 shares; Eric R. Graef – 4,763 shares; William H. Haag – 4,021 shares; Dennis F. McKenna – 3,912 shares; J. Cecil Curlee – 3,061; David C. Sunkle – 2,976 shares, and Caroline Vaccariello – 2,636 shares. The grants of restricted stock were approved to be made effective the same day the Company files a Registration Statement on Form S-8 with the Securities and Exchange Commission to register the Company’s Common Shares that may be issued under the Plan. The Company has not yet filed the Form S-8 but expects to file it in the near future. For all of the participants except Mr. Ruhlman, a portion of the restricted stock is subject to three year time-based cliff vesting (i.e., no longer subject to risk of forfeiture) and the remaining portion will be subject to vesting based upon the Company’s performance. All of Mr. Ruhlman’s restricted stock is subject to vesting based upon the Company’s performance. For the performance-based shares, the number of shares of restricted stock in which the participant will vest depends on the Company’s level of performance measured by growth in pretax income and sales growth (both compounded annually) over a three-year performance period ending December 31, 2010. Cash dividends will be reinvested in additional restricted stock, and held subject to the same vesting requirements as the underlying restricted stock. In the event of a Change in Control, vesting of the restricted stock will be accelerated and all restrictions will lapse.

On August 21, 2008, the Board also approved a Deferred Shares Plan. The Deferred Shares Plan provides Plan participants with the option to defer receipt of such restricted stock beyond the “vesting” date. A copy of the full text of the Plan is filed as Exhibit 99.1 to this Current Report on Form 8-K.

ITEM 9.01	Exhibit

99.1	Preformed Line Products Company Deferred Shares Plan

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

PREFORMED LINE PRODUCTS COMPANY

/s/ Caroline S. Vaccariello
Caroline S. Vaccariello,
General Counsel & Corporate Secretary

DATED: August 29, 2008

Exhibit Index

99.1 Preformed Line Products Company Deferred Shares Plan